AMENDMENT NO. 2 TO TRANSACTION AGREEMENT

     This Amendment No. 2 to Transaction Agreement ("Amendment No. 2") is made as of the 20th day of November, 1998, by and between The Black & Decker Corporation, a Maryland corporation ("Black & Decker"), and Bucher Holding AG, a Swiss corporation ("Buyer").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, Black & Decker, through certain of its direct and indirect Subsidiaries, was engaged in the Glass Machinery Business;

     WHEREAS, Black & Decker and Buyer entered into a Transaction Agreement dated as of July 12, 1998 (the "Agreement") pursuant to which Black & Decker agreed to sell and Buyer agreed to purchase the Glass Machinery Business upon the terms and subject to the conditions set forth therein;

     WHEREAS, Black & Decker and Buyer entered into an Amendment No. 1 to Transaction Agreement dated as of September 21, 1998 amending the Agreement (the "First Amendment");

     WHEREAS, Black & Decker and Buyer desire to amend certain of the provisions of the First Amendment, thereby further amending the Agreement, in accordance with the terms of this Amendment No. 2;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

     Section 1. DEFINITIONS. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

     Section 2. AMENDMENTS. The Agreement and the First Amendment are hereby amended as follows:

             2.01. The following sentence hereby replaces the second sentence of
Section 2.04.(a) of the Agreement:

         In the event Buyer disputes the correctness of the Proposed Final Net Tangible Asset Amount, Buyer shall notify Black & Decker of its objections by February 5, 1999 and shall set forth, in writing and reasonable detail, the reasons for Buyer's objections.

             2.02. The following provision hereby replaces Section 2.01.(d) of the First Amendment:
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                (d)  INDIVIDUAL  EMPLOYEE  SEVERANCE  AGREEMENTS.  Prior  to the
Closing one of the Employees listed on Schedule B.20 as having an individual employee severance agreement has been terminated and a portion of the severance benefits described in such agreement were paid prior to the Closing. Another of the Employees listed on Schedule B.20 as having an individual employee severance agreement is being terminated after the Closing. Buyer will be responsible for paying (i) the remaining portion of the severance benefits described in his severance agreement to the Employee who was terminated prior to the Closing Date and (ii) the severance benefits described in his severance agreement to the Employee who is being terminated after the Closing Date. Such obligations shall be Assumed Liabilities and included in the statement of the Proposed Final Net Tangible Asset Amount and in the Final Net Tangible Asset Amount.

             2.03. The following provision hereby replaces Section 2.10.(b)(i) of the First Amendment:

                   (i) ELMIRA FACILITY. Black & Decker agrees that Buyer's contacting the relevant Governmental Authorities to confirm that (A) the municipal incinerator ash used as fill at the facility contains levels of heavy metals that are below regulatory reporting thresholds and to (B) the underground storage tanks comply with Applicable Law will not affect Buyer's rights to indemnification for such conditions.

     Section 3. ANCHOR BANKRUPTCY MATTER. As contemplated by Section 2.03 of the First Amendment, Emhart Glass Machinery (U.S.), Inc. has not finally settled the unsecured creditor claims and preference claims. Therefore, any assets, liabilities and reserves relating to such claims will not be included in the statement of the Proposed Final Net Tangible Asset Amount and in the Final Net Tangible Asset Amount and shall be treated as Excluded Assets and Excluded Liabilities, respectively.

     IN WITNESS WHEREOF, the parties hereto caused this Amendment No. 2 to be duly executed by their respective authorized officers on the day and year first above written.


                                    THE BLACK & DECKER CORPORATION


                                    By:/s/CHARLES E. FENTON
                                    ------------------------------
                                    Name:  Charles E. Fenton
                                    Title: Senior Vice President
                                           and General Counsel


                                    BUCHER HOLDING AG



                                    By:/s/RUDOLF HAUSER
                                    -------------------------------
                                    Name:  Rudolf Hauser
                                    Title: